Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

Melinda A. Janik

Chief Financial Officer

Tel: +1-585-598-0031

Mark Maring

Investor Relations

Tel: +1-585-598-6874

GateHouse Media Announces Second Quarter 2012 Results

Second Quarter Highlights

•	Total digital revenue increased 32.3% versus the prior year.

•	Total revenues for the second quarter were $128.8 million, down 4.2% from the prior year.

•	As Adjusted EBITDA decreased 3.6% versus the prior year to $24.3 million. Excluding investments in new strategic growth initiatives, As Adjusted EBITDA was up slightly versus the prior year.

•

Operating costs and SG&A expense declined $4.5 million from the prior year, or 4.1%, to $106.2 million. Adjusting for one-time items, operating costs and SG&A expense declined 4.7% from the prior year.

•	Levered Free Cash Flow per share was $0.15 versus $0.17 for the prior year.

FAIRPORT, N.Y. August 2, 2012—GateHouse Media, Inc. (the “Company” or “GateHouse Media”) (OTC Pink Sheets: GHSE), a leading multi-media company providing news and information to local communities, today reported financial results for the second quarter ended July 1, 2012. Total revenues were $128.8 million, a decrease of 4.2%. On a same store basis total revenues declined 4.5% compared to the prior year and As Adjusted EBITDA was $24.3 million, a decrease of 3.6% compared to the prior year.

Commenting on GateHouse Media’s results, Michael E. Reed, Chief Executive Officer of GateHouse Media, said, “While we saw a softening in the economy during the second quarter that weighed on our results, particularly print advertising, we were pleased with the progress we continue to make on our transformational strategy for our business. Digital revenues grew by 32.3% in the quarter versus prior year. Our digital products extend across web, mobile and tablet products and led to 28.1% growth in average monthly page views during the quarter to 98.0 million. Our average monthly uniques increased 4.0% to 14.1 million.

“Another important area of focus in our transformational plan is growth in consumer revenues. Circulation revenue grew 0.6% in the quarter. We rolled out meters for digital subscriptions in 15 new markets in the quarter and now have them in 80 markets. Our attention is focused on aggressively testing and refining meter thresholds to determine the best approach within specific markets.

“In the quarter we began rolling out our new content management system across the company and we now have two central desks in place. This new technology along with our central desks allow our newsrooms to create content in a single system and maximizes the placement of that content across multiple platforms, while also creating efficiencies in many of the processes.

“We invested $1.1 million in strategic growth initiatives in the quarter, one of which is Propel Marketing, our local digital solutions provider to small and medium sized businesses. We have enjoyed a successful launch of this business in the Boston market and we are very excited to extend this solution across the rest of GateHouse Media throughout the remainder of 2012. Another initiative is our private advertising exchange, adhance media, which is currently servicing 16 media companies including GateHouse Media. adhance media is filling ads for 484 websites across the country and we expect more companies to come on board throughout the rest of 2012.

“Our transformational business strategy also continues to include identifying efficiency and cost reduction opportunities. After adjusting for one-time items, our operating expenses declined 4.7% in the quarter, even with our investments in strategic growth initiatives. As Adjusted EBITDA declined 3.6% in the quarter but remained positive year to date at 5.5%. Additionally, when excluding our investments in strategic growth initiatives, As Adjusted EBITDA increased slightly for the quarter and 10.4% year-to-date.”

Second Quarter 2012

Total revenues were $128.8 million for the quarter, a decline of 4.2% compared to the prior year and a decline of 4.5% from the prior year on a same store basis. The same store results were driven by strong digital revenue growth of 32.3% offset by declines in print advertising. The improvement in digital revenue was driven primarily by a 28.2% increase in digital advertising, along with strong growth in our SEO/SEM services and digital subscription programs. Total advertising revenue declined 6.4% on a same store basis as growth in digital advertising was more than offset by a 9.8% decline in local print advertising. Classified print revenue declined 8.8% due to softening in the employment and real estate categories. Circulation revenue increased 0.6% driven by price increases and new digital subscriptions.

Total operating and SG&A expenses in the quarter were $106.2 million, down 4.1% compared to the prior year. The expense declines were primarily from lower compensation.

Operating income for the quarter was $11.5 million, an increase of $1.7 million as compared to the prior year. As Adjusted EBITDA for the quarter was $24.3 million, a decrease of $0.9 million or 3.6% from the prior year.

Levered Free Cash Flow for the quarter declined $1.1 million, or 11.7%, to $8.5 million as compared to $9.7 million for the prior year.

One-time costs incurred and other non-cash expenses in the quarter were $2.7 million, related primarily to reorganization efforts and initiatives introduced to realize permanent expense reductions.

About GateHouse Media, Inc.

GateHouse Media, Inc., headquartered in Fairport, New York, is one of the largest publishers of locally based print and online media in the United States as measured by its 78 daily publications. GateHouse Media currently serves local audiences of approximately 10 million per week across 21 states through hundreds of community publications and local websites. GateHouse Media is traded in the over-the-counter market under the symbol “GHSE.”

For more information regarding GateHouse Media and to be added to our email distribution list, please visit www.gatehousemedia.com.

Non-GAAP Financial Measures

A non-GAAP financial measure is generally defined as one that purports to measure historical or future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measure. GateHouse Media defines and uses Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues, and Levered Free Cash Flow, non-GAAP financial measures, as set forth below. The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. In addition, because Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are not measures of financial performance under GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented in this press release, may differ from and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow

The Company defines Adjusted EBITDA as income (loss) from continuing operations before interest, income tax expense (benefit), depreciation and amortization and other non-recurring or non-cash items. The Company defines As Adjusted EBITDA as Adjusted EBITDA before other non-cash items such as non-cash compensation, non-recurring integration and reorganization costs and Adjusted EBITDA from non-wholly owned subsidiaries. The Company defines As Adjusted Revenues as total revenues plus revenues of discontinued operations less revenues from non-wholly owned subsidiaries. The Company defines Levered Free Cash Flow as As Adjusted EBITDA less capital expenditures, cash taxes and interest expense, excluding non-wholly owned subsidiaries.

Management’s Use of Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are not measurements of financial performance under GAAP and should not be considered in isolation or as alternatives to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. GateHouse Media’s management believes these non-GAAP measures, as defined above, are useful to investors for the following reasons:

•	Evaluating performance and identifying trends in day-to-day performance because the items excluded have little or no significance on its day-to-day operations;

•

Providing assessments of controllable expenses that afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance; and

•	Indicators for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow provide GateHouse Media with measures of financial performance, independent of items that are beyond the control of management in the short-term, such as depreciation and amortization, taxation and interest expense associated with its capital structure. These metrics measure GateHouse Media’s financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are some of the metrics used by senior management and the Board of Directors to review the financial performance of the business on a monthly basis. In addition, GateHouse Media’s management utilizes these metrics to evaluate the Company’s performance, along with other criteria, to determine the funds available for paying the quarterly dividend.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to various risks and uncertainties, including without limitation, statements relating to progress made by the Company in its integration efforts, growth in revenues and cash flow, on-line revenues, expense reduction efforts and potential acquisition and sale opportunities. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “would,” “project,” “predict,” “continue” or other similar words or expressions. Forward looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the Company believes that the expectations reflected in such forward looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on the Company’s operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, the condition of the economy and the credit markets generally, the Company’s ability to maintain adequate liquidity and financing sources and an appropriate level of debt, the Company’s ability to maintain debt covenants, the Company’s ability to successfully grow digital revenues and audience and consumer revenues, the Company’s ability to successfully stabilize print revenues, the ability of the Company to successfully identify and develop new business ventures, the Company’s ability to close on a timely basis upon announced or contemplated transactions, unexpected liabilities arising from any transaction or that the Company will not receive the expected benefits from the transaction, the Company’s ability to generate sufficient cash flow to cover required interest and long-term obligations, the effect of the Company’s indebtedness and long-term obligations on its liquidity, the Company’s ability to integrate acquired assets and businesses, any increases in the price or reduction in the availability of newsprint, seasonal and other fluctuations affecting the Company’s revenues and operating results, any declines in circulation, the Company’s ability to obtain additional capital on terms acceptable to it, the Company’s ability to compete effectively in the local media industry, the Company’s success or failure in pursuing its digital business and related initiatives and strategic realignments and undertakings, increases in health costs, the Company’s vulnerability to economic downturns, regulatory changes or acts of nature in certain geographic areas, increases in competition for skilled personnel, a portion of the Company’s workforce being unionized, departure of key officers, increases in market interest rates, the cost and difficulty of complying with increasing and evolving regulation, and other risks detailed from time to time in the Company’s SEC reports, including but not limited to its most recent Annual Report on Form 10-K filed with the SEC under Commission File Number 001-33091. When considering forward- looking statements, readers should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are also cautioned not to place undue reliance on any of these forward-looking statements, which reflect management’s views as of the date of this press release. The factors discussed above and the other factors noted in the Company’s SEC filings could cause actual results to differ significantly from those contained in any forward-looking statement. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements and expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

and Comprehensive Income (Loss)

(In thousands, except share and per share data)

	Three months ended	Three months ended	Six months ended	Six months ended
	July 1, 2012	June 26, 2011	July 1, 2012	June 26, 2011
Revenues:
Advertising	$89,003	$95,132	$169,913	$176,728
Circulation	33,431	32,765	66,548	64,937
Commercial printing and other	6,332	6,496	12,318	12,546

Total revenues	128,766	134,393	248,779	254,211
Operating costs and expenses:
Operating costs	70,063	72,181	139,774	144,526
Selling, general, and administrative	36,162	38,587	74,004	76,856
Depreciation and amortization	10,126	10,772	20,678	21,830
Integration and reorganization costs	747	622	1,877	2,079
Impairment of long-lived assets	—	2,014	—	2,014
Loss on sale of assets	189	399	187	747
Goodwill impairment	—	—	216	—

Operating income	11,479	9,818	12,043	6,159
Interest expense	14,449	14,469	28,997	28,250
Amortization of deferred financing costs	340	340	680	680
(Gain) loss on derivative instruments	(809)	41	(1,644)	421
Other (income) expense	5	1	(3)	(1)

Loss from continuing operations before income taxes	(2,506)	(5,033)	(15,987)	(23,191)
Income tax expense	148	34	43	68

Loss from continuing operations	(2,654)	(5,067)	(16,030)	(23,259)
Loss from discontinued operations, net of income taxes	(206)	—	(206)	—

Net loss	(2,860)	(5,067)	(16,236)	(23,259)
Net loss attributable to noncontrolling interest	170	191	305	415

Net loss attributable to GateHouse Media	$(2,690)	$(4,876)	$(15,931)	$(22,844)

Loss per share:
Basic and diluted:
Loss from continuing operations attributable to GateHouse Media	$(0.04)	$(0.08)	$(0.27)	$(0.39)
Loss from discontinued operations attributable to GateHouse Media, net of income taxes	—	—	—	—

Net loss attributable to GateHouse Media	$(0.04)	$(0.08)	$(0.27)	$(0.39)
Basic weighted average shares outstanding	58,051,049	57,970,413	58,032,205	57,915,256
Diluted weighted average shares outstanding	58,051,049	57,970,413	58,032,205	57,915,256

Comprehensive income (loss)	$587	$(10,676)	$(17,509)	$(21,006)
Comprehensive loss attributable to noncontrolling interest	(170)	(191)	(305)	(415)

Comprehensive income (loss) attributable to GateHouse Media	$757	$(10,485)	$(17,204)	$(20,591)

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share data)

	July 1, 2012	January 1, 2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$31,543	$19,212
Restricted cash	6,167	6,167
Accounts receivable, net of allowance for doubtful accounts of $2,856 and $2,976 at July 1, 2012 and January 1, 2012, respectively	52,379	59,236
Inventory	6,434	6,017
Prepaid expenses	5,492	15,483
Other current assets	8,181	7,347

Total current assets	110,196	113,462
Property, plant, and equipment, net of accumulated depreciation of $124,327 and $116,780 at July 1, 2012 and January 1, 2012, respectively	123,504	130,937
Goodwill	13,742	13,958
Intangible assets, net of accumulated amortization of $191,383 and $179,327 at July 1, 2012 and January 1, 2012, respectively	234,605	246,661
Deferred financing costs, net	2,294	2,974
Other assets	2,337	1,876
Assets held for sale	728	934

Total assets	$487,406	$510,802

Liabilities and Stockholders’ Deficit
Current liabilities:
Current portion of long-term liabilities	$1,000	$1,039
Current portion of long-term debt	—	4,600
Accounts payable	9,685	8,216
Accrued expenses	26,446	27,625
Accrued interest	2,811	2,876
Deferred revenue	26,613	27,171

Total current liabilities	66,555	71,527
Long-term liabilities:
Long-term debt	1,176,638	1,176,638
Long-term liabilities, less current portion	2,513	2,935
Derivative instruments	51,581	51,576
Pension and other postretirement benefit obligations	13,212	13,758

Total liabilities	1,310,499	1,316,434

Stockholders’ deficit:
Common stock, $0.01 par value, 150,000,000 shares authorized at July 1, 2012 and January 1, 2012; 58,313,868 issued, and 58,077,031 outstanding at July 1, 2012 and January 1, 2012	568	568
Additional paid-in capital	831,297	831,249
Accumulated other comprehensive loss	(55,632)	(54,359)
Accumulated deficit	(1,597,045)	(1,581,114)
Treasury stock, at cost, 236,837 shares at July 1, 2012 and January 1, 2012	(310)	(310)

Total GateHouse Media stockholders’ deficit	(821,122)	(803,966)
Noncontrolling Interest	(1,971)	(1,666)

Total stockholders’ deficit	(823,093)	(805,632)

Total liabilities and stockholders’ deficit	$487,406	$510,802

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

(In thousands)

	Six months ended	Six months ended
	July 1, 2012	June 26, 2011
Cash flows from operating activities:
Net loss	$(16,236)	$(23,259)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	20,678	21,830
Amortization of deferred financing costs	680	680
(Gain) loss on derivative instrument	(1,644)	421
Non-cash compensation expense	48	451
Loss on sale of assets	187	747
Pension and other postretirement benefit obligations	(244)	(122)
Impairment of long-lived assets	206	2,014
Goodwill impairment	216	—
Changes in assets and liabilities:
Accounts receivable, net	6,857	5,954
Inventory	(417)	922
Prepaid expenses	9,991	6,687
Other assets	(1,295)	152
Accounts payable	1,469	3,961
Accrued expenses	(1,225)	4,713
Accrued interest	(65)	1,778
Deferred revenue	(558)	381
Other long-term liabilities	(422)	(332)

Net cash provided by operating activities	18,226	26,978

Cash flows from investing activities:
Purchases of property, plant, and equipment	(1,737)	(1,670)
Proceeds from sale of assets and insurance	442	82

Net cash used in investing activities	(1,295)	(1,588)

Cash flows from financing activities:
Repayments under current portion of long-term debt	(4,600)	(11,249)

Net cash used in financing activities	(4,600)	(11,249)

Net increase in cash and cash equivalents	12,331	14,141
Cash and cash equivalents at beginning of period	19,212	8,753

Cash and cash equivalents at end of period	$31,543	$22,894

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

As Adjusted EBITDA

(In thousands)

	Three months ended	Three months ended	Six months ended	Six months ended
	July 1, 2012	June 26, 2011	July 1, 2012	June 26, 2011
Loss from continuing operations	$(2,654)	$(5,067)	$(16,030)	$(23,259)
Income tax expense	148	34	43	68
(Gain) loss on derivative instruments (1)	(809)	41	(1,644)	421
Amortization of deferred financing costs	340	340	680	680
Interest expense	14,449	14,469	28,997	28,250
Impairment of long-lived assets	—	2,014	—	2,014
Depreciation and amortization	10,126	10,772	20,678	21,830
Goodwill impairment	—	—	216	—

Adjusted EBITDA from continuing operations	21,600	22,603	32,940	30,004
Non-cash compensation and other expense	1,890	1,661	2,707	2,801
Non-cash portion of postretirement benefits expense	(148)	(113)	(244)	(122)
Integration and reorganization costs	747	622	1,877	2,079
Loss on sale of assets	189	399	187	747
Loss from discontinued operations	—	—	—	—

As Adjusted EBITDA	24,278	25,172	37,467	35,509
Net capital expenditures	(1,223)	(1,125)	(1,736)	(1,609)
Cash taxes	—	—	—	—
Interest paid	(14,516)	(14,378)	(29,005)	(26,536)

Levered Free Cash Flow	$8,539	$9,669	$6,726	$7,364

(1)	Non-cash loss on derivative instruments is related to interest rate swap agreements which are financing related and are excluded from Adjusted EBITDA.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

As Adjusted Revenues

(In thousands)

	Three months ended	Three months ended	Six months ended	Six months ended
	July 1, 2012	June 26, 2011	July 1, 2012	June 26, 2011
Total revenues from continuing operations	$128,766	$134,393	$248,779	$254,211
Revenues from non-wholly owned subsidiary	(650)	(264)	(1,417)	(1,013)
Same reporting period basis adjustment	—	—	(2,256)	—

As Adjusted Revenues	$128,116	$134,129	$245,106	$253,198